Sanders Capital, LLC.

Code of Ethics

April 2024

This Code of Ethics (the “Code”) is the property of Sanders Capital, LLC. (“Sanders Capital” or “Sanders”) and must be returned to the Company if an individual’s association with the Company terminates for any reason.

External requests for copies of this Code should not be fulfilled by individual employees and should be directed to the Chief Compliance Officer. The Chief Compliance Officer retains full ownership over this Code of Ethics and no employee is authorized to make any change to this Code without the express written consent of the CCO.

Table of Contents

I.	INTRODUCTION	3

II.	BUSINESS CONDUCT	3

III.	PERSONAL SECURITIES TRANSACTIONS	4

IV.	GIFTS & ENTERTAINMENT	9

V.	OUTSIDE BUSINESS ACTIVITIES AND PRIOR EMPLOYMENT	11

VI.	POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS	11

VII.	DISCLOSURE OF THE CODE OF ETHICS	13

ANNEX 1		14

ANNEX 2		16

I.	INTRODUCTION

As an investment adviser, Sanders Capital LLC is entrusted with the assets of our clients for investment purposes. As a result, both Sanders and its staff have a fiduciary obligation to place the interests of our clients before our own. Each member of Sanders’ staff is deemed to be an “Access Persons” under the Code and must act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Access Persons. Access Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Sanders services, and engaging in other professional activities.

Sanders expects all Access Persons to comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets and adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Sanders must act in its Clients’ best interests. Neither Sanders, nor any Access Person should benefit at the expense of any Client. Access Persons must notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

The Compliance team administers the Code and all questions regarding the Code should be directed to them. Access Persons are generally expected to discuss any perceived risks, or concerns about Sanders’ business practices, with their direct supervisor. However, if an Access Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

II.	BUSINESS CONDUCT

Improper actions by Sanders or its Access Persons could have severe negative consequences for Sanders, its Clients, Investors, and its Access Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Access Persons, including people who were not involved in the problematic activities.

A. Reporting Violations

Access Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the Compliance team. Issues can be reported to the CCO or other Compliance personnel in person, or by telephone, or email. Reports of potential issues may also be made anonymously through Sanders’ third party vendor, NAVEX, by calling 1-833-256-3841or visiting sanderscapital.ethicspoint.com.

Any reports of potential problems will be thoroughly investigated by the Compliance team, who will report directly to the Board on the matter. Any problems identified during the review will be addressed in ways that reflect Sanders’ fiduciary duty to its Clients.

Retaliation against any Access Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and engaging in any retaliatory action will be cause for corrective action, up to and including dismissal. If an Access Person believes that he or she has been retaliated against, he or she should notify the CEO or the CCO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Access Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory, or criminal sanctions. No Access Person will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

For the avoidance of doubt, nothing in this Code prohibits Access Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Access Persons do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Sanders to make any such reports or disclosures and do not need to notify Sanders that they have made such reports or disclosures. Additionally, nothing in this Code prohibits Access Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

B. Distribution of the Code and Acknowledgement of Receipt

Sanders will distribute this Code to each Access Person upon the commencement of employment, annually, and upon any material change to the Code.

All Access Persons must acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Code. Each Access Person must complete the Annual Compliance Manual Acknowledgement Certification, which includes the Code of Ethics and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Code.

III.	PERSONAL SECURITIES TRANSACTIONS

Access Person’s trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities. Access Person’s are generally not allowed to trade in securities which the firm is considering purchasing or selling for clients prior to the time clients’ orders are executed or the firm has decided against the contemplated transaction without approval by one of the Co-CIOs and Compliance. Certain trades may be permitted, such as those to allow staff to employ tax trading strategies.

A. Reportable Accounts

Sanders Personal Securities Transactions policies and procedures apply to all accounts in which Securities may be purchased and Access Persons have any beneficial ownership interest, which typically includes accounts held by Immediate Family Members living in the same household, or financially dependent upon the Access Person.

B. Reportable Securities – Pre-clearance Required

Sanders requires Access Persons to pre-clear and provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include:

•	Debt and equity securities (including exchange-traded funds (“ETFs”)

•	Certain broad-based ETFs are exempt from pre-clearance. However, broad-based ETFs must still be reported (see Annex 2 for full list)

•	Exchange-traded notes (“ETNs”)

•	Closed-end funds, and index or ETF derivatives regardless of whether such securities are publicly-traded or private;

•	Options on securities, indices, and currencies and exchange-traded options on foreign currencies;

•	Private Placements, including limited partnership interests and other private investment fund interests (e.g., hedge funds and private equity funds) and limited liability company interests

•	Listed futures contracts; options on listed futures contracts;

•	Other cleared derivatives (e.g., cleared swaps and forwards) and over-the-counter derivatives (e.g., bilateral swaps, futures, forwards, foreign currency options, and swaptions).

C. “Excluded Securities” – Pre-clearance NOT Required

The following Securities do not need to be reported or pre-cleared:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies sub-advised by Sanders;

•	Interests in 529 college savings plans; and

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by Sanders or an affiliate.

D. General Restrictions on Personal Investing Activities

The following is generally prohibited:

•	Profiting, or cause others to profit, based on your knowledge of completed or contemplated client transactions.

•

Trading Opposite Sanders Recommendations – Except for limited circumstances and subject to pre-clearance approval, Sanders forbids its Access Persons to trade opposite of the investment recommendations made to Clients.

•	Purchases of IPOs.

E. Minimum Holding Period – 1 year

If you purchase a Reportable Security after securing the appropriate approval, you will generally not be able to sell it for one year. Broad-based ETFs, as listed in Annex 2, are subject to a 180 day holding period.

Moreover, if a security is held in client accounts at the time you or the holders of your other Personal Accounts wish to sell it, you will generally not be permitted to do so. As a result, your Personal Accounts may be required to hold securities for lengthy periods of time including during periods of severe market turbulence. Compliance in consultation with the CIO may grant an exception.

F. Reference Guide

Below is a quick reference guide to Sanders policies related to the pre-clearance requirements, reporting requirements, and the holding period specified:.

Item #	Investment Type	Pre-clearance Requirements	Reporting Requirements	Holding Period
1	Purchases and Sales of individual Reportable Securities (equities, bonds, options, futures contracts, derivatives)	Pre-clearance required	Required to be reported on holdings and transaction reports	365 days

2	Purchases and sales of closed-end funds, municipal bonds	Pre-clearance required	Required to be reported on holdings and transaction reports	365 days

4	Purchases and sales of ETFs (not listed in Annex 2) and ETNs	Pre-clearance required	Required to be reported on holdings and transaction reports	365 days

5	Purchases and sales of broad-based ETFs listed in Annex 2	No pre-clearance required	Required to be reported on holdings and transaction reports	180 days

6	Purchases and sales of Private Placements	Pre-clearance required	Required to be reported on holdings and transaction reports	None

7	Purchases and sales of Non- Reportable Securities (e.g., *open-end mutual funds, treasury bills, money market funds, currencies, and cash accounts)	No pre-clearance necessary	Not required to be reported on transaction reports	None

8	Purchases and sales of investments that are not considered a Security (e.g., physical real estate, commodities in physical form, art, etc.)	No pre-clearance necessary	Not required to be reported on holdings or transaction reports	None

9	Purchases and sales of Digital Assets	No pre-clearance necessary	Not required to be reported on holdings or transaction reports	None

*	other than investment companies sub-advised by Sanders
**	Sanders reserves the right to amend permissible personal investing activities from time to time.

G. Pre-clearance Procedures

Access Persons must have written clearance for all transactions involving Reportable Securities, with the exception of approved broad-based ETFs listed in Annex 2, in advance of any trading in a Reportable Account. Access Persons must use the Trade Approval Request Form in ComplianceAlpha to seek pre-clearance and obtain the approval of both:

(i) a co-chief investment officer, or a person to whom they have delegated this authority and

(ii) a compliance officer

Sanders may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Any such pre-approval will be effective until the close of business on the day after of the approval, and Access Persons may not trade without requesting subsequent pre-approval if the trade is not executed within that timeframe.

If it is unclear as to whether a certain activity would follow this Personal Securities Transactions policy, the Access Person should consult Compliance. Each Access Person is responsible for taking all precautions necessary to avoid any potential conflict of interest with the activities conducted by Sanders.

H. Discretionary managed accounts

Access Persons are not required to seek pre-clearance with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis. Reliance on this independent or separately managed account exception is conditioned on approval of the request via ComplianceAlpha and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

I. Reporting

Sanders collects information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Reportable Securities transactions and newly opened Reportable Accounts, as well as annual reports regarding holdings and existing accounts.

1.	Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Annual reports regarding Reportable Accounts and Reportable Securities must be submitted via ComplianceAlpha within 30 days of the end of each year, and initial reports within 10 days of an individual first becoming an Access Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

Initial and annual holdings reports should be submitted via Compliance Alpha’s Initial and Annual Holdings Certification. If an Access Person does not have any holdings and/or accounts to report, this should be indicated via ComplianceAlpha within 10 days of becoming an Access Person and within 30 days of the end of each year.

2.	Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in Reportable Accounts. Access Persons must also report any new Reportable Accounts, which include accounts that hold or can hold ANY Securities (including Securities excluded from the definition of a Reportable Security).

Access Persons must link all Reportable Accounts to ComplianceAlpha, through which Sanders can directly obtain holding and transaction information. If electronic linking of an account is not possible, the Access Person is responsible for uploading their statements to ComplianceAlpha. The CCO must receive all such statements within 30 days of the end of each calendar quarter.

Any trades that did not occur through a broker-dealer, such as the purchase of a Private Placement, must be submitted and reported in ComplianceAlpha. Reports regarding newly opened accounts must be submitted and certified to the CCO via the Quarterly Compliance Certification in ComplianceAlpha within 30 days after the end of each calendar quarter.

If an Access Person did not have any transactions to report, the Access Person will be required to complete the Quarterly Compliance Certification within 30 days after the end of each calendar quarter indicating no transactions occurred.

3.	Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

a. Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan

Any investment plans or accounts that may be eligible for an exception should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan.

Access Persons should consult with the CCO before excluding any accounts, especially those held by Immediate Family Members or where the Access Person has beneficial ownership.

b. Personal Trading and Holdings Reviews

Sanders Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ trades, as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The Senior Compliance Officer will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures. The Senior Compliance Officer will escalate to the CEO or the Board any issues, concerns or violations that may arise regarding the Code of Ethics. The CIO will be responsible for all CCO pre-clearance requests.

IV.	GIFTS & ENTERTAINMENT

D.

General Policy – Sanders holds its Access Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Relevant anti-bribery and anti-corruption rules are broadly written, so Access Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value. Sanders and its Access Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive. Our policy applies to any gifts and entertainment you give to or receive from a client or Business Relationship.

E.

Giving or Receipt of Entertainment – Access Persons may attend or host business meals, and other entertainment events, provided that the entertainment is not lavish or extravagant in nature. In no event should staff give or receive a gift of cash or a cash equivalent (e.g., a gift certificate). In order to qualify as entertainment, the offeror must attend the event with you. Otherwise, it is considered a gift. If the estimated cost or value of the Access Person’s portion of the entertainment is greater than $50 then the Access Person must report his/her attendance via the Gift and Entertainment Disclosure Form via ComplianceAlpha. The aggregate value of all such benefits may not exceed $250 per event for an individual, unless otherwise approved by Compliance.

F.

Giving or Receipt of Gifts – Access Persons must disclose gifts given or received of $50 or more and must pre-clear their giving or acceptance of gifts if over $100 (either one single gift, or in aggregate on an annual basis) via the Gift and Entertainment Disclosure and Request Forms in ComplianceAlpha. If costs of Access Person travel and lodging associated with conferences, research trips, and other business-related travel are borne by a person or entity other than Sanders, they should be treated as a gift for purposes of this policy.

Staff should generally refrain from attending broker meetings where meals or refreshments are provided exclusively to Sanders staff. If brokers or company management are attending meetings at the firm’s office, they should not cater food for the meeting; any food should be provided by Sanders. If you believe you need an exception, you should seek approval in advance.

Gifts such as holiday baskets or lunches delivered to Sanders’ offices, which are received on behalf of the Company, do not require reporting. Promotional items that are not lavish in nature and clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats, and umbrellas.

D.

ERISA and Government Entities/Staff Policy – Sanders and its Access Persons must obtain pre-approval to give gifts or entertainment to an ERISA plan, ERISA Plan fiduciaries or domestic/foreign government entities and/or staff via the Gift and Entertainment Request Form in ComplianceAlpha. Access Persons are prohibited from providing entertainment with an aggregate value exceeding $250 per person per year to any ERISA plan or ERISA Plan fiduciary. Gifts and entertainment limits for domestic/foreign government entities may vary based on local regulations.

E.

The Foreign Corrupt Practices Act (“FCPA”) – The FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. Government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party may also be “instrumentalities” of a foreign government. The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Civil and criminal penalties for violating the FCPA can be severe. Sanders and its Access Persons must comply with the spirit and the letter of the FCPA at all times.

F.	Reference Guide

Activity	Disclosure Threshold	Individual Limit (per event)	Limits
Gifts	$50	$100	Pre-clear if more than $100 (per gift, or in aggregate on an annual basis from the same provider/recipient)
Meals/Entertainment	$50	$250	Not lavish or excessive
ERISA and ERISA Plan Trustee	Pre-Approval Required	(see limit column)	Pre-clear all gifts and entertainment. Entertainment not to exceed $250 per person per year.
Government Entities	Pre-Approval Required	(see limit column)	Each government entity may be subject to various limits

V.	OUTSIDE BUSINESS ACTIVITIES AND PRIOR EMPLOYMENT

A. General

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Access Persons may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. Access Persons may also be granted permission to participate in investment clubs. However, such activities can expose the participant to potentially Material Nonpublic Information and can create conflicts of interest.

•	Approval for outside business activities will be granted on a case-by-case basis. Access Persons should request pre-approval through ComplianceAlpha via the Outside Business Activity Request Form.

•	Any personal or family interest in any of Sanders’ business activities or transactions must be immediately disclosed to the CCO.

•

If an Access Person receives approval to engage in an outside business activity and subsequently becomes aware of a conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

B. Prior Employment Arrangements

Access Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to Sanders and to any prior employers. Access Persons should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Nonpublic Information from a prior employer, a non-solicitation and/or non-compete clause in the Access Person’s previous employment agreement and any prior political contributions made by the Access Person.

VI.	POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS

C. General Policy

Access Persons are prohibited from making or soliciting political contributions for the purpose of influencing, obtaining, or retaining advisory contracts with commercial or governmental entities, whether located in the US or other parts of the world.    In the U.S., the SEC has adopted Rule 206(4)-5 (“Pay to Play Rule”) that imposes severe penalties on advisory firms that make, or whose “covered associates” make, certain political contributions to the campaigns of US state and local government officials or candidates for such office. Certain state and local jurisdictions also have their own pay to play laws. These laws, in some cases, require registration of a staff member or the firm as a lobbyist. Other laws cover political contributions of family members. Access Persons who solicit state and local government business should confer with Compliance regarding the applicability of any local or state laws with respect to solicitation of business from such government entities.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly. Access Persons are allowed to volunteer their personal time in a political campaign (but not their home for political meetings.)

D. Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.”1

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became Access Persons of an investment adviser. However, for Access Persons who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by Access Persons and a listing of all “government entity” clients and investors.

C. Pre-clearance

If an Access Person is considering making a political contribution or commencing any volunteer activity to any state or local government entity, official, candidate, political party, or political action committee, the Access Person must seek pre-clearance from Compliance using ComplianceAlpha Political Contribution Approval Request form. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. Compliance will meet with any new hires who are expected to become Access Persons to discuss their past political contributions.

Access Persons may make contributions or volunteer to federal political candidates, parties, or action committees without seeking pre-clearance if the recipient is not otherwise associated with a state or local political office.

D. Public Office

Access Persons must obtain written pre-approval from the CCO prior to running for any public office. Access Persons may not hold a public office if it presents any actual or apparent conflict of interest with Sanders’ business activities.

[1]

A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or a political subdivision, agency, authority, or instrumentality thereof, (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision, agency, authority, or instrumentality thereof, acting in their official capacity.

E. Officer or Director

If an Access Person is associated with an outside business, such as by serving as an officer or director, the Access Person should recuse himself or herself from any decisions regarding that entity’s political contributions.

F. Charitable Contributions

Access Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with charitable organizations. In addition, staff are prohibited from considering the firm’s current or anticipated business relationships as a factor in soliciting charitable contributions.

G. Sanders Resources

Access Persons may not undertake any political activity during work hours nor use the Sanders Capital name, firm resources, or office space.

H. Reference Guide

Political Activity	Pre-Clearance	Eligible to Vote	Not Eligible to Vote
State & Local Candidates, Officials, Entity, Political Party or PAC	Yes	$350 limit per election	$150 limit per election
Federal Political Candidate, Parties and PACs not associated with a State or Local Office	No	No limit	No limit
Volunteer activities for State & Local Candidates Campaign, Political Party, or PAC	Yes	N/A	N/A
Employee running for Office	Yes	N/A	N/A
Employee serving as an Officer or Director at OBA	Recuse from political contributions	N/A	N/A
Employee contributions to 501(c)(3) tax exempt organizations	No	N/A	N/A

VII.	DISCLOSURE OF THE CODE OF ETHICS

Sanders describes the Code in Part 2 of Form ADV and, upon request, will furnish Clients and Investors with a copy of the Code. All Client or Investor requests for the Code should be directed to the CCO.

ANNEX 1

Definitions

The following defined terms are used throughout this Code. Other capitalized terms are defined within specific sections of the Code.

•	ACA – ACA Group, an independent third-party regulatory compliance consulting firm.

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Access Person – All of Sanders Covered Persons, as well as any other supervised person who is involved in making securities recommendations to Clients or who has access to nonpublic securities recommendations. Sanders Capital has determined that, given the size of the staff and the proximity within which we work, each of us is an “access person” of the firm. Access Persons also include (1) any other person so designated by the CCO by notice to such person and (2) any consultant, intern, or independent contractor hired or engaged by Sanders that has access to Sanders nonpublic securities recommendations.

•	Advisers Act – The Investment Advisers Act of 1940.

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Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•

Beneficial Interest – An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

•

Board of Managers - (the “Board”) is responsible for general supervision of the firm. The Board will meet as needed, but no less frequently than annually, to review and address compliance and supervisory issues of the firm. The Board will also review the results of an annual review of the firm’s compliance program.

•	Broad-Based ETFs – ETFs that track the returns of broad, well-established indices that comprise hundreds, sometimes thousands, of securities.

•	Business Relationship: Any person or entity that does or seeks to do business with or on behalf of Sanders or any client.

•

CCO – Chief Compliance Officer is responsible for oversight of day-to-day compliance matters. References to the CCO completing activities discussed in the Code are assumed to be delegable at the discretion of the CCO.

•	CEO – Chief Executive Officer and PM. References to the CEO completing activities discussed in the Code are assumed to be delegable at the discretion of the CEO.

•	Clients – Individuals and entities for which Sanders provides investment advisory services, including the including the Private Funds. The underlying Investors in the Private Funds are not Clients.

•	ComplianceAlpha – Software platform for risk and compliance program management.

•	Covered Persons – Sanders officers, directors, principals, employees, and any others deemed subject to the Sanders Code of Ethics and Regulatory Compliance Manual.

•	Exchange Act – The Securities Exchange Act of 1934.

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US Federal Securities Laws – The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	Front-Running – Trading a favored account ahead of other accounts.

•

Immediate Family Member – Immediate Family Members that live in the same household and include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

•	Investor – A limited partner or shareholder in a pooled investment vehicle advised by Sanders.

•	Insider Trading – Trading personally or on behalf of others on the basis of Material Nonpublic Information, or improperly communicating Material Nonpublic Information to others.

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IPO – An initial public offering. An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

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Material Nonpublic Information – Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Access Persons should consult with Sanders CCO about any questions as to whether information constitutes Material Nonpublic Information.

•	Private Funds – The private funds to which Sanders provides investment advice.

•

Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

•	Reportable Account – defined in Section III 1. a.

•	Reportable Securities – defined in Section III 1. b.

•	Restricted List – A list of Securities for which Sanders may have Material Nonpublic Information or that the Company has otherwise determined present a conflict to the Company.

•

Security – The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit – sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

•	SEC – The Securities and Exchange Commission.

•	Securities Act – The Securities Act of 1933.

ANNEX 2

The following list of broad-based ETFs are exempt from pre-clearance. Access Persons may buy or sell these ETFs without receiving pre-approval but must still adhere to the 180 day holding period and reporting requirements. From time to time, this list may be updated to better reflect the broad-based ETF universe.

Name	Ticker

Avantis U.S. Small Cap Value ETF	AVUV

Dimensional US Core Equity 2 ETF	DFAC

Dimensional US Equity ETF	DFUS

Dimensional US Marketwide Value ETF	DFUV

Dimensional US Targeted Value ETF	DFAT

First Trust Enhanced Short Maturity ETF	FTSM

Goldman Sachs ActiveBeta U.S. Large Cap Equity ETF	GSLC

Invesco S&P 500 Equal Weight ETF	RSP

iShares 1-5 Year Investment Grade Corporate Bond ETF	IGSB

iShares 5-10 Year Investment Grade Corporate Bond ETF	IGIB

iShares Broad USD High Yield Corporate Bond ETF	USHY

iShares Broad USD Investment Grade Corporate Bond ETF	USIG

iShares Core Dividend Growth ETF	DGRO

iShares Core MSCI EAFE ETF	IEFA

iShares Core MSCI Emerging Markets ETF	IEMG

iShares Core MSCI International Developed Markets ETF	IDEV

iShares Core MSCI Total International Stock ETF	IXUS

iShares Core S&P 500 ETF	IVV

iShares Core S&P Mid-Cap ETF	IJH

iShares Core S&P Small-Cap ETF	IJR

iShares Core S&P Total U.S. Stock Market ETF	ITOT

iShares Core S&P U.S. Growth ETF	IUSG

iShares Core S&P U.S. Value ETF	IUSV

iShares Core Total USD Bond Market ETF	IUSB

iShares Core U.S. Aggregate Bond ETF	AGG

iShares ESG Aware MSCI EAFE ETF	ESGD

iShares iBoxx $ High Yield Corporate Bond ETF	HYG

iShares iBoxx $ Investment Grade Corporate Bond ETF	LQD

iShares J.P. Morgan USD Emerging Markets Bond ETF	EMB

iShares MBS ETF	MBB

iShares MSCI ACWI ETF	ACWI

iShares MSCI China ETF	MCHI

iShares MSCI EAFE ETF	EFA

iShares MSCI EAFE Growth ETF	EFG

iShares MSCI EAFE Small-Cap ETF	SCZ

iShares MSCI EAFE Value ETF	EFV

iShares MSCI Emerging Markets ETF	EEM

iShares MSCI Emerging Markets ex China ETF	EMXC

iShares National Muni Bond ETF	MUB

iShares Preferred and Income Securities ETF	PFF

iShares Russell 1000 ETF	IWB

iShares Russell 1000 Growth ETF	IWF

iShares Russell 1000 Value ETF	IWD

iShares Russell 2000 ETF	IWM

iShares Russell 2000 Growth ETF	IWO

iShares Russell 2000 Value ETF	IWN

iShares Russell 3000 ETF	IWV

iShares Russell Mid-Cap ETF	IWR

iShares Russell Mid-Cap Value ETF	IWS

iShares S&P 500 Value ETF	IVE

iShares S&P Small-Cap 600 Value ETF	IJS

iShares Short-Term National Muni Bond ETF	SUB

JPMorgan BetaBuilders Europe ETF	BBEU

JPMorgan Ultra-Short Income ETF	JPST

PIMCO Enhanced Short Maturity Active Exchange-Traded Fund	MINT

Schwab Emerging Markets Equity ETF	SCHE

Schwab Fundamental International Large Company Index ETF	FNDF

Schwab Fundamental U.S. Large Company Index ETF	FNDX

Schwab Fundamental U.S. Small Company Index ETF	FNDA

Schwab International Equity ETF	SCHF

Schwab U.S. Aggregate Bond ETF	SCHZ

Schwab U.S. Large-Cap Value ETF	SCHV

Schwab U.S. Mid-Cap ETF	SCHM

Schwab US Broad Market ETF	SCHB

Schwab US Large-Cap ETF	SCHX

Schwab US Small-Cap ETF	SCHA

SPDR Bloomberg High Yield Bond ETF	JNK

SPDR Portfolio Aggregate Bond ETF	SPAB

SPDR Portfolio Developed World ex-US ETF	SPDW

SPDR Portfolio Emerging Markets ETF	SPEM

SPDR Portfolio Intermediate Term Corporate Bond ETF	SPIB

SPDR Portfolio S&P 1500 Composite Stock Market ETF	SPTM

SPDR Portfolio S&P 400 Mid Cap ETF	SPMD

SPDR Portfolio S&P 500 ETF	SPLG

SPDR Portfolio S&P 500 Value ETF	SPYV

SPDR Portfolio S&P 600 Small Cap ETF	SPSM

SPDR Portfolio Short Term Corporate Bond ETF	SPSB

SPDR S&P 500 ETF Trust	SPY

SPDR S&P MidCap 400 ETF Trust	MDY

Vanguard ESG US Stock ETF	ESGV

Vanguard Extended Market ETF	VXF

Vanguard FTSE All World ex-US Small-Cap ETF	VSS

Vanguard FTSE All-World ex-US ETF	VEU

Vanguard FTSE Developed Markets ETF	VEA

Vanguard FTSE Emerging Markets ETF	VWO

Vanguard FTSE Europe ETF	VGK

Vanguard High Dividend Yield ETF	VYM

Vanguard Intermediate-Term Bond ETF	BIV

Vanguard Intermediate-Term Corporate Bond ETF	VCIT

Vanguard Large-Cap ETF	VV

Vanguard Mortgage-Backed Securities ETF	VMBS

Vanguard Russell 1000 Growth ETF	VONG

Vanguard Russell 1000 Value	VONV

Vanguard Russell 2000 ETF	VTWO

Vanguard S&P 500 ETF	VOO

Vanguard Short-Term Bond ETF	BSV

Vanguard Short-Term Corporate Bond ETF	VCSH

Vanguard Small-Cap ETF	VB

Vanguard Small-Cap Growth ETF	VBK

Vanguard Small-Cap Value ETF	VBR

Vanguard Tax-Exempt Bond Index ETF	VTEB

Vanguard Total Bond Market ETF	BND

Vanguard Total International Bond ETF	BNDX

Vanguard Total International Stock ETF	VXUS

Vanguard Total Stock Market ETF	VTI

Vanguard Total World Stock ETF	VT